Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES
EXECUTIVE MANAGEMENT CHANGES

EL DORADO, AR, June 20, 2012 – The Board of Directors of Murphy Oil Corporation (NYSE: MUR) (“Murphy”) today announced the appointment of Steve Cossé as President and Chief Executive Officer, effectively immediately.  David Wood, the Company’s current President, Chief Executive Officer and member of the Board of Directors, will retire after a 17-year career at the Company and resign from his director position.  Murphy’s Board of Directors also named Roger Jenkins, the Company’s Executive Vice President of Exploration & Production, to the newly-created position of Chief Operating Officer.

Steve Cossé, a current member of Murphy’s Board of Directors, previously served as Executive Vice President and General Counsel of the Company.  During his tenure at Murphy, Mr. Cossé also held positions as Senior Vice President, Vice President and Principal Financial Officer.  Prior to joining Murphy in 1991, Mr. Cossé served as General Counsel for Ocean Drilling & Exploration Company in New Orleans, Louisiana, a NYSE listed majority owned subsidiary of Murphy at that time.

Roger Jenkins joined Murphy in 2001 and was named Executive Vice President of Exploration & Production in 2009.  He has played a critical leadership role in the Company’s worldwide exploration and production operations, including the development of the Kikeh Field in Malaysia and the Eagle Ford Shale in South Texas.  Prior to joining Murphy, Mr. Jenkins spent 17 years with a major oil company.  Mr. Jenkins holds a bachelor's degree in Petroleum Engineering from Louisiana State University, an MBA from Tulane University and completed the Advanced Management Program from Harvard Business School.

“David has accomplished a great deal during his tenure with the Company,” the Board of Directors said in a statement.  “We are grateful for his contribution and thank him for his dedication to Murphy.”  Mr. Wood will remain a consultant to Murphy for a period of one year.

About Murphy Oil Corporation
Murphy Oil Corporation is an international oil and gas company that conducts business through various operating subsidiaries. The Company produces oil and/or natural gas in the United States, Canada, Malaysia, the United Kingdom and the Republic of the Congo and conducts exploration activities worldwide.  The Company owns marketing operations in the United States and the United Kingdom, including a refinery in Milford Haven, Wales. Murphy Oil USA, Inc. operates a retail gasoline network of over 1,100 stations in 23 states with these high-volume, low-cost outlets located primarily in the parking areas of Wal-Mart

Supercenters.  In addition, the Company operates a network of six owned petroleum product terminals and utilizes numerous third party terminals to provide fuel supply to the retail network.